As filed with the Securities and Exchange Commission on March 28, 2019
Registration No. 333-217661
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement No. 333-217661
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

OWENS REALTY MORTGAGE, INC.
(Exact name of registrant as specified in its charter)
___________________________
Maryland		46-0778087
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
2221 Olympic Boulevard Walnut Creek, California 94595 (925) 935-3840
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________
Bryan H. Draper President 2221 Olympic Blvd., P.O. Box 2400 Walnut Creek, California 94595 (925) 935-3840
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________
Copies to: S. Gregory Cope Vinson & Elkins LLP 2200 Pennsylvania Avenue NW Suite 500 West Washington, DC 20037 (202) 639-6526
______________________________
Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”
and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ⊠
Non-accelerated filer ☐	Smaller reporting company ⊠
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES
Owens Realty Mortgage, Inc., a Maryland corporation (the “Company”), is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-217661) filed with the Securities and Exchange Commission on May 4, 2017 (the “Registration Statement”) to deregister any and all securities of the Company that had been registered for issuance under the Registration Statement that remain unsold thereunder. The Registration Statement registered shares of the Company’s common stock, preferred stock, subscription rights, depositary shares, warrants, units, or any combination thereof (collectively, the “Securities”).
On November 7, 2018, the Company, Ready Capital Corporation, a Maryland corporation (“Ready Capital”), and ReadyCap Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which, subject to the terms and conditions therein, the Company will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”). The Merger will close on March 29, 2019. Immediately following the Merger, the surviving company will be contributed to Ready Capital’s operating partnership subsidiary, Sutherland Partners, L.P., a Delaware limited partnership (the “Ready Capital Operating Partnership”), in exchange for units of limited partnership interests in the Ready Capital Operating Partnership. As a result of the contribution, the surviving company will become a wholly-owned subsidiary of the Ready Capital Operating Partnership.
In connection with the Merger, the Company is terminating all offers and sales of the Securities registered pursuant to the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on March 28, 2019.
OWENS REALTY MORTGAGE, INC.
By: /s/ Bryan H. Draper
Name:         Bryan H. Draper
Title:	Chief Executive Officer & President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: March 28, 2019	By:	/s/ Bryan H. Draper
Bryan H. Draper, Director, Chief Executive Officer and President (Principal Executive Officer)

Dated: March 28, 2019	By:	/s/ Melina A. Platt
Melina A. Platt, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Dated: March 28, 2019	By:	/s/ William C. Owens
William C. Owens, Director

Dated: March 28, 2019	By:	/s/ Dennis G. Schmal
Dennis G. Schmal, Director

Dated: March 28, 2019	By:	/s/ Gary C. Wallace
Gary C. Wallace, Director

Dated: March 28, 2019	By:	/s/ Ann Marie Mehlum
Ann Marie Mehlum, Director

Dated: March 28, 2019	By:	/s/ Gilbert E. Nathan
Gilbert E. Nathan, Director

Dated: March 28, 2019	By:	/s/ Benjamin Smeal
Benjamin Smeal, Director

Dated: March 28, 2019	By:	/s/ Steven D. Hovde
Steven D. Hovde, Director